Exhibit 5

[Letterhead of Womble Carlyle Sandridge & Rice, PLLC]

August 23, 2002

BB&T Corporation
200 West Second Street
Winston-Salem, North Carolina 27101

Re:
Registration Statement on Form S-3 (the “Registration Statement”) with respect to shares to be registered pursuant to the Agreement and Plan of Reorganization by and among BB&T Corporation (“BB&T”), Regional Financial Corporation and Regional Investment Fund Ltd. dated as of May 21, 2002 (the “Merger Agreement”)

Ladies and Gentlemen:

We have acted as counsel to BB&T in connection with the registration for resale of 7,265,521 shares of its common stock, par value $5.00 per share (the “Shares”), issuable pursuant to the Merger Agreement, as set forth in the Registration Statement that is being filed on the date hereof by BB&T with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). This opinion is provided pursuant to the requirements of Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K.

In connection with the foregoing, we have examined such records, documents, and proceedings as we have deemed relevant as a basis for the opinion expressed herein, and we have relied upon an officer’s certificate as to certain factual matters.

In connection with our review, we have assumed (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified copies; and (iii) the proper issuance and accuracy of certificates of officers and agents of BB&T with respect to the accuracy of factual matters contained therein.

Based on the foregoing, we are of the opinion that, when issued upon the terms and conditions set forth in the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

This opinion is limited to the corporate laws of the State of North Carolina, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or other matters that may come to our attention after the date hereof.

We hereby consent to be named in the Registration Statement under the heading “LEGAL MATTERS” as attorneys who passed upon the validity of the Shares and to the filing of a copy of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or other rules and regulations of the Commission thereunder.

Very truly yours,

/s/    Womble Carlyle Sandridge & Rice, PLLC
WOMBLE CARLYLE SANDRIDGE & RICE,
A Professional Limited Liability Company